Exhibit 5.1

March 23, 2023

Brown-Forman Corporation

850 Dixie Highway

Louisville, Kentucky 40210

Brown-Forman Corporation

Offering of 4.750% Notes due 2033

Ladies and Gentlemen:

We have acted as special counsel to Brown-Forman Corporation, a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-270365) (the “Registration Statement”), which was filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an indeterminable amount of debt securities of the Company, and (ii) the issuance by the Company of $650,000,000 aggregate principal amount of the Company’s 4.750% Notes due 2033 (the “Notes”) as described in the Company’s prospectus, dated March 8, 2023, contained in the Registration Statement, and prospectus supplement, dated March 21, 2023 (collectively, the “Prospectus”). This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Act.

The Notes were issued pursuant to the Indenture, dated as of April 2, 2007 (as previously amended and supplemented, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), and were offered and sold pursuant to the Underwriting Agreement, dated March 21, 2023 (the “Underwriting Agreement”), among the Company and BofA Securities, Inc., Citigroup Global Markets, Inc., J.P. Morgan Securities LLC and U.S. Bancorp Investments, Inc., as representatives for the underwriters named in Schedule A thereto.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a) the Registration Statement, including the documents incorporated by reference therein and the exhibits thereto;

(b) the Prospectus, including the documents incorporated by reference therein;

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(c) the Indenture; and

(d) the Underwriting Agreement.

The documents referred to in clauses (c) and (d) above, together with the Notes are referred to collectively as the “Subject Documents” and each, individually, as a “Subject Document.”

In addition, we have examined and relied upon the following:

(i) a certificate from the Corporate Secretary of the Company certifying as to (A) true and correct copies of the Company’s Restated Certificate of Incorporation and the Certificate of Amendment of Restated Certificate of Incorporation and the Company’s By-laws, as amended and restated (collectively, the “Organizational Documents”), and (B) the resolutions of the Company’s Board of Directors (the “Board”) authorizing the filing of the Registration Statement and the issuance and sale of debt securities and the resolutions by the Pricing Committee established by the Board relating the issuance and sale of the Notes by the Company;

(ii) a certificate, dated March 23, 2023, issued by the Secretary of State of the State of Delaware, attesting to the corporate status and good standing of the Company in the State of Delaware; and

(iii) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the Delaware General Corporation Law and the law of the State of New York.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof, (ii) representations of the Company set forth in the Subject Documents, as applicable, and (iii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(c) Signatures; Legal Capacity. The signatures of individuals who signed the Subject Documents are genuine. All individuals who signed the Subject Documents (other than those of individuals signing on behalf of the Company) have the legal capacity to execute such documents.

(d) Organizational Status, Power and Authority of Certain Parties. All parties to the Subject Documents (other than any individual) are validly existing and in good standing in their respective jurisdictions of formation and have the capacity and full power and authority to execute, deliver and perform the Subject Documents and the documents required or permitted to be delivered and performed thereunder, except that no such assumption is made as to the Company.

(e) Authorization, Execution and Delivery of Documents by Certain Parties. The Subject Documents and the documents required or permitted to be delivered thereunder have been duly authorized by all necessary corporate, limited liability company, business trust, partnership or other action on the part of the parties thereto and have been duly executed and delivered by such parties, except that no such assumption is made as to the Company.

(f) Subject Documents Binding on Certain Parties. The Subject Documents and the documents required or permitted to be delivered thereunder are valid and binding obligations enforceable against the parties thereto in accordance with their terms, except that no such assumption is made as to the Company.

(g) Noncontravention. Neither the issuance of the Notes by the Company or the execution and delivery of any Subject Documents by any party thereto nor the performance by such party of its obligations thereunder, as applicable, conflicted or will conflict with or resulted in or will result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of any such party, except that no such assumption is made as to the Organizational Documents, (ii) any law or regulation of any jurisdiction applicable to any such party, except that no such assumption is made as to the Company as to any Applicable Law as of the date of this opinion letter, or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound, except that no such assumption is made as to the Company.

(h) Governmental Approvals. All consents, approvals and authorizations of, or filings with, all governmental authorities that are required as a condition to the issuance of the Notes or to the execution and delivery of the Subject Documents by the parties thereto or the performance by such parties of their obligations thereunder have been or will be obtained or made, except that no such assumption is made with respect to any consent, approval, authorization or filing that is applicable to the Company.

(i) No Mutual Mistake, Amendments, etc. There has not been and will not be any mutual mistake of fact, fraud, duress or undue influence in connection with the issuance of the Notes as contemplated by the Registration Statement, Prospectus and the Indenture. There are and will be no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Subject Documents.

Our Opinions

Based on and subject to the foregoing and the qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. Organizational Status. The Company is a validly existing corporation under the laws of the State of Delaware and is in good standing under such laws.

2. Power and Authority. The Company has the corporate power and authority to issue the Notes.

3. Validity. The Notes constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Matters Excluded from Our Opinions

We express no opinion with respect to the following matters:

(a) Indemnification and Change of Control. The enforceability of any agreement relating to (i) indemnification, contribution or exculpation from costs, expenses or other liabilities or (ii) changes in the organizational control or ownership of any party, which agreement (in the case of clause (i) or clause (ii)) is contrary to public policy or Applicable Law.

(b) Jurisdiction, Venue, etc. The enforceability of any agreement to submit to the jurisdiction of any specific federal or state court (other than the enforceability in a court of the State of New York of any such agreement to submit to the jurisdiction of a court of the State of New York), to waive any objection to the laying of the venue, to waive the defense of forum non conveniens in any action or proceeding referred to therein, to waive trial by jury, to effect service of process in any particular manner or to establish evidentiary standards, and any agreement regarding the choice of law governing any Subject Document (other than the enforceability in a court of the State of New York or in a federal court sitting in the State of New York and applying New York law to any such agreement that the laws of the State of New York shall govern the Indenture and the Underwriting Agreement).

(c) Remedies. The enforceability of any provision in the Subject Documents to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(a) Applicable Law. Our opinions are limited to the Applicable Law, and we do not express any opinion concerning any other law.

(b) Bankruptcy. Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

(c) Equitable Principles. Our opinions are subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, concepts of materiality, reasonableness, good faith and fair dealing. In applying such principles, a court, among other things, might limit the availability of specific equitable remedies (such as injunctive relief and the remedy of specific performance), might not allow a creditor to accelerate maturity of debt or exercise other remedies upon the occurrence of a default deemed immaterial or for non-credit reasons or might decline to order a debtor to perform covenants in a Subject Document.

(d) Unenforceability of Certain Provisions. Provisions contained in the Subject Documents that require waivers or amendments to be made only in writing may be unenforceable, in whole or in part. The inclusion of such provisions, however, does not render any of the Subject Documents invalid as a whole.

(e) Choice of New York Law and Forum. To the extent that our opinions relate to the enforceability of the choice of New York law or any choice of New York forum provisions of any Subject Document, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401 and 5-1402 and N.Y. CPLR 327(b) and is subject to the qualification that such enforceability may be limited by principles of public policy, comity and constitutionality. We express no opinion as to whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Subject Documents.

Miscellaneous

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations that are subject to change. This opinion letter is given as of the date hereof and we undertake no responsibility to update or supplement these opinions subsequent to the date hereof. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation. We hereby consent to (i) the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof, (ii) the incorporation of this opinion letter by reference in the Registration Statement and (iii) references to this firm under the heading “Legal Matters” in the Registration Statement and in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP